Exhibit 10.64

REGIONS FINANCIAL CORPORATION

USE OF CORPORATE AIRCRAFT POLICY

OBJECTIVE. Regions Financial Corporation (“Regions”) has designed this Use of Corporate Aircraft Policy (this “Policy”) to set forth clearly the criteria and procedures applicable to the use of all aircraft operated by Regions. The Policy will encourage compliance with company objectives and applicable law by setting forth the following key points:

(1) Who has access to the aircraft?

(2) For what purposes may the aircraft be used?

(3) In which circumstances is use of the aircraft to be paid for?

(4) What are the tax and disclosure implications of aircraft use?

SCOPE. This Policy is applicable to use of all aircraft maintained by Regions and any affiliated entities.

PURPOSE OF BUSINESS AIRCRAFT. Regions owns, operates, and/or maintains corporate aircraft to provide business and non-business air transportation services for its employees, employees of affiliated entities, and guests, and to transport company property. Business aviation is a safe, efficient, flexible business tool which increases productivity, increases face-to-face business contact, and facilitates travel to locations with inadequate commercial service.

Use of company aircraft also ensures added measures of security for Regions’ employees by reducing the risk of known or unknown threats to high profile personnel.

Finally, use of company aircraft grants greater productivity to key employees by permitting them to travel more efficiently, allowing them to focus their time and energy on achieving key company objectives.

KEY USAGE DEFINITIONS

This Policy will reference different types of usage of the aircraft, which are defined as follows:

Business Travel means travel primarily on the actual business of Regions.

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Examples of business travel include travel to attend meetings with company clients, travel to attend company or Board meetings, and other travel that generally furthers the business purposes of Regions. The mere fact that the traveler also accomplishes a personal goal or receives a personal benefit shall not preclude the travel from being deemed business travel, provided the personal reasons are incidental to the overall company business-related purpose of the trip.

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If any questions arise over the characterization of a flight as business or personal travel, the Chief Executive Officer (“CEO”) of Regions or his designee shall determine the appropriate characterization, unless the passenger is the CEO, in which case the determination shall be made by the Compensation Committee of the Board of Directors of Regions, or the full Board of Directors of Regions.

Personal Travel means travel that is not primarily for the purpose of the business of Regions and that accomplishes a personal objective of the traveler.

•	Examples of personal travel include travel for a vacation, to attend a family function (such as a funeral, birth, or other occasion), and travel to receive medical treatment.
•	Personal travel includes trips in which a business objective is achieved if that business objective is merely incidental to the overall personal purpose of the trip.
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A trip may include both personal and business travel. For example, travel from Point A to Point C with a stop in Point B may be both personal and business if the trip from Point A to Point C is purely for business purposes, but the stop in Point B is for personal purposes.

However, if a stop in the middle is necessary (such as for refueling) and Point B creates no more expense to Regions than the least expensive location for a stop, then the stop at Point B shall be considered incidental to the business nature of the trip, notwithstanding any personal benefit that the passenger may receive by stopping at Point B.

Incremental Cost means the actual cost to Regions of a passenger’s travel over the cost Regions would have born absent that passenger’s travel.

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For example, if an employee traveling on Business Travel takes along a spouse or other personal guest, any additional costs specifically attributable to the travel of the spouse or guest are incremental costs.

•	The incremental cost of a trip includes only the costs applicable to the trip, not the cost of owning and maintaining the aircraft.

Deadhead Flights are flights Regions aircraft makes without passengers that are directly connected to business or personal travel. Deadhead flights will be deemed to have the same character as the business or personal travel they facilitate. For example, if an employee travels on business, the flight of Regions aircraft to pick him up before the business travel would be deemed business travel, as would the return of the aircraft after dropping him off at the end of his travel.

Reimbursable Amount means the specific items listed in 14 C.F.R. §91.501(d) which can be paid by a passenger to Regions if the passenger has entered into a time sharing arrangement. These items include the costs of the following:

(1)	Fuel, oil, lubricants, and other additives.
(2)	Travel expenses of the crew, including food, lodging, and ground transportation.
(3)	Hangar and tie-down costs away from the aircraft’s base of operation.
(4)	Insurance obtained for the specific flight.
(5)	Landing fees, airport taxes, and similar assessments.
(6)	Customs, foreign permit, and similar fees directly related to the flight.
(7)	In-flight food and beverages.
(8)	Passenger ground transportation.
(9)	Flight planning and weather contract services.
(10)	An additional charge of up to 100% of the cost of fuel, oil, lubricants, and other additives.

ACCESS TO AIRCRAFT

The following “Permitted Persons” shall have access to the aircraft, in the following order of priority:

(1)	The CEO of Regions.
(2)	Executive Chairman of the Board of Directors.
(3)	Corporate Board Members to facilitate their efficient attendance of Board and Board Committee meetings.
(4)	Executive Council and Operating Committee members.
(5)	Other members of senior management, in both cases as approved by the CEO.
(6)	In appropriate circumstances, contractors, consultants, customers, potential customers, and other individuals with a business relationship with Regions (or representing such an organization), may be Permitted Persons with the approval of the CEO, provided however that the CEO shall, in a case by case basis, determine whether such individual is in a higher priority category.

The Permitted Persons shall be permitted to bring spouses and other personal guests on otherwise-approved business and personal travel, provided the Permitted Person accompanies the guest on the flight. Generally, spouses and guests of Permitted Persons are not permitted to fly on the Regions aircraft unaccompanied by the Permitted Person, with exceptions to be specified by the CEO, or in the case of the CEO by the Chairman of the Board.

Generally, use of the aircraft for the entertainment of customers and clients or for civic, charitable or humanitarian reasons should be rare and requires the approval of the CEO.

TREATMENT OF TRAVEL

Business Travel

Policy: Commercial travel for business purposes is encouraged except in cases where travel by Regions aircraft offers distinct advantages to the Company. In support of this principle, Permitted Persons shall be permitted to use Regions aircraft for appropriate business travel, subject to reasonable restrictions for scheduling and availability. Additionally, Permitted Persons are encouraged to schedule their business travel to coincide with the travel of other Permitted Persons so as to minimize the incremental cost to Regions. Where possible, deadhead flights are to be avoided.

Tax Considerations:

•	If the travel is purely business travel, the Permitted Person should have no tax consequences if travelling alone or in the company of other Permitted Persons.
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If the business travel includes one or more personal flights, Regions shall value the personal portion using Standard Industry Fare Level (“SIFL”) rates and shall include such amount in the Permitted Person’s taxable income reported to the IRS for the year of travel, to the extent that such amount exceeds the amount paid by the Permitted Person to Regions for the trip.

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If the Permitted Person is accompanied by a spouse or other guest, the guest’s travel shall be valued using the SIFL rates and shall be included in the Permitted Person’s taxable income for the year of travel, to the extent that such amount exceeds the amount paid by the Permitted Person to Regions for the trip.

SEC Reporting: If the Permitted Person is a named executive officer under the reporting rules of the Securities and Exchange Commission (“SEC”), the following shall apply:

•	If the travel is purely business travel, there shall not be any amount reportable.
•	If the travel includes one or more personal flights, Regions shall report the incremental cost of the personal travel as a perquisite in its annual proxy filings.
•	If the Permitted Person is accompanied by a spouse or other guest, any non diminimus incremental cost of the guest’s travel shall be treated as a perquisite in Regions’ annual proxy filings.
•	The amount reported shall not include any amount paid by the Permitted Person to Regions for the trip.

Cost Allocation: In general, Regions will pay 100% of the cost of business travel. However, in unusual circumstances, business travel may be contingent upon the Permitted Person entering into a time sharing agreement and reimbursing Regions for the reimbursable amount. Personal travel in connection with business travel is discussed in the section below (“Personal Travel”).

Personal Travel

Policy: The CEO shall have use of the corporate aircraft for personal travel without reimbursement to the Company up to a maximum value of $100,000 per year. The annual maximum value shall be determined based on the calculation of the full incremental cost for the operation of the aircraft as required under SEC rules for proxy reporting and as determined by the Company’s finance and aviation departments from time to time. In the event the value of any purely personal travel by the CEO exceeds $100,000 annually, the CEO shall be required to reimburse the Company for the full incremental costs of such use under a time sharing agreement entered into between the CEO and the Company.

Permitted Persons other than the CEO are encouraged to use commercial aircraft for personal travel. However, with advance approval of the CEO or his designee, a Permitted Person may use Regions aircraft for personal travel in the following circumstances:

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Allowing the spouse or other guest of the Permitted Person to travel with the Permitted Person, where the Permitted Person is engaged in business travel. Except in unusual circumstances, such guests will be permitted only when the guests do not preclude business travel of other Permitted Persons who might be allowed on the same trip.

•	Appending personal travel to business travel in appropriate circumstances.
•	Mixed personal / business travel where the business travel would be allowed if the personal objectives did not exist.
•	In the event Regions requests that the Permitted Person use Regions aircraft for security reasons or other reasons that have a business value to Regions.
•	In the case of a medical or family emergency.

Tax Considerations:

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If the travel is purely personal travel, Regions shall value the personal portion using SIFL rates and shall include such amount in the Permitted Person’s taxable income reported to the IRS for the year of travel, to the extent that such amount exceeds the amount paid by the Permitted Person to Regions for the trip. In valuing the personal travel, any legs of travel that qualify as business travel will be disregarded.

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If the Permitted Person is accompanied by a spouse or other guest, the guest’s travel shall be valued using the SIFL rates and shall be included in the Permitted Person’s taxable income reported to the IRS for the year of travel, to the extent that such amount exceeds the amount paid by the Permitted Person to Regions for the trip.

SEC Reporting: If the Permitted Person is a named executive officer (NEO) under the reporting rules of the SEC, the following shall apply:

•	Regions shall report the incremental cost of the personal travel as a perquisite in its annual proxy filings.
•	If the Permitted Person is accompanied by a spouse or other guest, the incremental cost of the guest’s travel shall be treated as a perquisite in Regions’ annual proxy filings.
•	The amount reported shall not include any amount paid by the Permitted Person to Regions for the trip.

Cost Allocation: If the Permitted Person has entered into a time sharing agreement, Regions will seek reimbursement for personal travel as provided for in the agreement up to the maximum reimbursable amount where permissible, provided however that under appropriate circumstances, Regions may waive reimbursement subject to appropriate SEC and tax reporting.

NO GROSS-UPS; TAX TREATMENT

Use of the company aircraft is provided as a convenience to Permitted Persons and their guests. As such, Regions makes no promises or guarantees as to the tax treatment of any travel. Therefore, the Permitted Persons shall be wholly responsible for the tax consequences of their personal travel. Regions shall not provide any NEO or Director with any type of gross-up or other tax protection related to use of Regions aircraft. In the event the IRS recharacterizes a flight as personal travel or otherwise determines that the taxable amount exceeds the amount reported by Regions, the Permitted Person shall be solely responsible for any additional tax or penalties.

SEATING CAPACITY RULE

Permitted Persons are encouraged to coordinate their travel to coincide with the business travel of other Permitted Persons. As such, Regions will make available to Permitted Persons the “seating capacity rule” found in the Treasury Regulations. Under this rule, if at least 50% of the aircraft’s seating capacity is used for business travel, it is possible that the personal travel of a Permitted Person on the same flight will be $0. As required by the Treasury Regulations, this policy applies only to Permitted Persons who are employees (not including non-employee directors) of Regions and to their opposite-sex spouses and dependent children.

SCHEDULING

The CEO or his designee shall establish a procedure for scheduling the use of Regions aircraft. The CEO may designate one or more employees of Regions as an Aviation Department to whom all such scheduling requests may be directed.

In general, the Permitted Person shall submit a completed, signed trip request form to the Aviation Department as far in advance as possible.

Cancellations should be made as far in advance as possible, and any cancellations after 4:00 p.m. Central Time on the day before the flight will result in the person requesting the flight being charged a fee equal to the cost of fuel for the cancelled flight. This fee may be waived if the cancellation was due to extraordinary circumstances.

The Aviation Department will determine if the aircraft, crew, and other resources are available for the trip. If a trip request is not ideally suited for Regions’ aircraft (according to guidelines established by the CEO), or if the trip request cannot be accommodated, the Aviation Department will inform the Permitted Person at the earliest possible date.

The Aviation Department may cancel or reschedule flights to ensure compliance with this Policy, or to facilitate higher priority flights.

In the event of multiple trip requests for the same aircraft at the same time, the Chief Administrative Officer shall assist in the prioritization of the trip requests. First priority shall go to the business travel projected to provide the greatest benefit to Regions.

OTHER CONSIDERATIONS

•	Deadhead flights are discouraged.
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Flights should be scheduled, where possible, to make the most efficient and cost effective use of Regions aircraft, taking into account other Permitted Persons who may use the aircraft for business travel.

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Short flight segments of less than 115 land miles will not be permitted unless such segment is merely a business-related stop on a larger trip that constitutes business travel. Other exceptions to this policy shall be made at the discretion of the CEO but shall generally be only for critical business matters.

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Permitted Persons should be considerate of the wait time of pilots and flight crew in scheduling their flights, particularly regarding overnight stays. Generally, overnight stays are to be avoided, and Regions may seek reimbursement of the costs of overnight stays even in the event of Business Travel if the CEO deems that they could reasonably have been avoided.

•	No more than three persons with the titles of “Senior Executive Vice President” should travel together without the approval of the CEO.